EXHIBIT 1
               Form of Rights Agreement Amendment

          AMENDMENT NO. 1, dated as of _________ __, 1997, to AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of December 13, 1996 (the "Amended and Restated Rights Agreement"), between Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company"), and Bank Boston N.A. (formally known as The First National Bank of Boston), a national banking association ("Rights Agent").

          On April 6, 1989, the Board of Directors of the Company (the "Board") authorized and declared a dividend of one common share purchase right (a "Right") for each share of Common Stock, par value $1.00 per share, of the Company ("Common Stock") outstanding at the Close of Business (as defined in the Amended and Restated Rights Agreement) on April 6, 1989 (the "Record Date"), each Right representing the right to purchase one (subject to adjustment as provided in the Amended and Restated Rights Agreement) share of Common Stock, upon the terms and subject to the conditions set forth in the Amended and Restated Rights Agreement, and has further authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the Distribution Date (as defined in the Amended and Restated Rights Agreement); provided, however, that Rights may be issued with respect to shares of Common Stock that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date in accordance with the provisions of Section 23 of the Amended and Restated Rights Agreement.

          On December 13, 1994, the Board amended and modified, and on December 13, 1996, the Board amended and restated, the terms of the Rights Agreement, dated as of April 6, 1989, between the Company and the Rights Agent, to, among other things, modify the Rights so that each Right represents the right to purchase one one-thousandth of a Preferred Share (as defined in the Amended and Restated Rights Agreement). On _________ __, 1997, the Board authorized the execution and delivery of this Amendment No. 1, which amends such Amended and Restated Rights Agreement.

          Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          SECTION 1. AMENDMENTS.  (a)  The definition of
"Acquiring Person" contained in subsection 1(a) of the Amended and Restated Rights Agreement is hereby amended in its entirety to read as follows:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of the Trigger Amount or more of the then outstanding Common Shares or was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of the Trigger Amount or more of the then outstanding Common Shares. Notwithstanding the foregoing, (i) the term "Acquiring Person" shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company, (D) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan acting in such capacity, (E) any Grandfathered Person or (F) the Investor or any Permitted Investor Transferee, but only to the extent of Common Shares held or acquired by the Investor and any Permitted Investor Transferee during the term of the Investment Agreement in accordance with the terms of the Investment Agreement and, following the termination of the Investment Agreement, only to the extent of Common Shares Beneficially Owned by the Investor and any Permitted Investor Transferee on the date of the termination (the "Termination Date") of the Investment Agreement, it being understood that (I) if, after the Termination Date, the Investor or any Permitted Investor Transferee acquires Beneficial Ownership of any Common Shares not owned by such person on the Termination Date, the Investor or such Permitted Investor Transferee will be deemed an Acquiring Person if, after giving effect to such acquisition, such person would be an Acquiring Person but for the provisions of this clause (F) and (II) if any Permitted Investor Transferee ceases to be a wholly-owned (other than directors' qualifying shares) United States Subsidiary of the Investor, such Permitted Investor Transferee will be deemed an Acquiring Person if such person would be an Acquiring Person at such time but for the provisions of this clause (F); and
(ii) no Person shall become an "Acquiring Person" (x) as a result of the acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person, provided, that if (1) a Person would become an Acquiring Person (but for the operation of this clause (x)) as a result of the acquisition of Common Shares by the Company, and (2) after such share acquisition by the Company, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (y) if (1) within five Business Days after such Person would otherwise have become or, if such Person did so inadvertently, after such Person discovers that such Person would otherwise have become, an Acquiring Person (but for the operation of this clause (y)), such Person notifies the Board that such Person did so inadvertently, and (2) within two Business Days after such notification (or such greater period of time as may be determined by action of the Board, but in no event greater than five Business Days), such Person divests itself of a sufficient number of Common Shares so that such Person is the Beneficial Owner of such number of Common Shares that such Person no longer would be an Acquiring Person."

          (b) The definition of "Common Shares" contained in subsection 1(g) of the Amended and Restated Rights Agreement is hereby amended in its entirety to read as follows:

          "(g) "Common Shares" when used with reference to the Company shall mean the shares of Common Stock, par value of One Dollar ($1.00) per share, of the Company or, in the event of a subdivision, combination or consolidation with respect to such shares of Common Stock, the shares of Common Stock resulting from such subdivision, combination or consolidation; provided that, so long as any Series A Convertible Preferred Stock remains outstanding, (i) the number of Common Shares outstanding at any time shall include all shares of Common Stock, par value $1.00 per share, of the Company issuable upon conversion of such outstanding Series A Convertible Preferred Stock, whether or not then convertible, and (ii) for purposes of Sections 3(a), (b) (except for the first three sentences) and (c), Section 12,
Section 13, Section 15, Sections 16(a) and (c), Section 18,
Section 21, Section 22, Section 23 (except for the provisions of
(a)(i)), Section 26, Section 27 and Section 30 hereof, "Common Shares" shall be deemed to mean both the shares of Common Stock, par value $1.00 per share, then outstanding and shares of Series A Convertible Preferred Stock, used in the conjunctive or the alternative, as the context may require. "Common Shares" when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest combined economic and voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person."

          (c) The definition of "Disinterested Directors" contained in subsection 1(h) of the Amended and Restated Rights Agreement is hereby deleted in its entirety.

(d) The definition of "Permitted Offer" contained in subsection 1(k) of the Amended and Restated Rights Agreement is hereby deleted in its entirety.
(e) The definition of "Trigger Amount" contained in subsection 1(r) of the Amended and Restated Rights Agreement is hereby amended in its entirety to read as follows:
          "(r) "Trigger Amount" shall mean the lesser of:

                 (i) 15% or more of the Common Shares
               then outstanding; or

                 (ii)10% or more of the Common Shares
               then outstanding, but only when and if
               such Common Shares represent one-fourth
               (1/4) or more of the combined voting
               power of the shares of Common Stock, par value $1.00 per share, of the Company, and the shares of Series A Convertible
               Preferred Stock then outstanding. As to any Beneficial Owner (and its Affiliates and Associates) with respect to which the Trigger Amount is being determined, the voting power will be determined by the Company in the ordinary course of corporate governance relating to the determination of voting power with respect to actions submitted to a vote of stockholders assuming such holder has taken the necessary documentation steps to have effectuated the right to have five votes per Common Share with no other estimation or assumption as to holdings."

          (f) Section 1 of the Amended and Restated Rights Agreement shall be amended to add the following subsections (t) through
(x):

          "(t) "Investment Agreement" means the Investment
Agreement, dated as of _____ __, 1997, between the Company and the Investor.

          (u) "Investor" shall have the meaning set forth in the Investment Agreement.

          (v) "Permitted Investor Transferee" shall mean any wholly owned (other than directors' qualifying shares) United States Subsidiary of the Investor which, at the time of determination continues to be a wholly-owned (other than directors' qualifying shares) United States Subsidiary of the Investor and, owns shares of Series A Convertible Preferred Stock acquired from the Holder or from the Company during the term of the Investment Agreement and in accordance with the terms thereof.

          (w) "Series A Convertible Preferred Stock" means the Series A Convertible Preferred Stock of the Company, par value $.01 per share and, following any reclassification of the Series A Convertible Preferred Stock into Class B Common Stock in accordance with Section 8.8 of the Investment Agreement, the Class B Common Stock (as defined in the Investment Agreement).

          (x) "13D Group" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act."

          (g)  Section 13(d) of the Amended and Restated Rights
Agreement is hereby deleted in its entirety.

          (h) The penultimate sentence of Section 3(a) of the Amended and Restated Rights Agreement is hereby amended in its entirety to read as follows: "As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and send, or cause to be sent, by first-class, insured, postage prepaid mail, to each record holder of Common Shares and Series A Convertible Preferred Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, substantially in the form of Exhibit B hereto (a "Right Certificate"), evidencing, in the case of holders of Common Shares, one Right for each Common Share so held, and, in the case of holders of Series A Convertible Preferred Stock, one Right for each share of Common Stock, par value $1.00 per share, into which such Series A Convertible Preferred Stock is convertible (whether or not then convertible)."

          (i) The third sentence of Section 7(b) of the Amended and Restated Rights Agreement is hereby amended in its entirety to read as follows: "Anything in this Agreement to the contrary notwithstanding, in the event that at any time after the date hereof and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case, each Common Share outstanding following such subdivision, combination or consolidation shall continue to have one Right (or, in the case of Series A Convertible Preferred Stock, one Right for each share of Common Stock, par value $1.00 per share, into which such Series A Convertible Preferred Stock is convertible (whether or not then convertible) following such subdivision, combination or consolidation) (subject to adjustment as provided here) associated therewith and the Purchase Price following any such event shall be proportionately adjusted to equal the result obtained by multiplying the Purchase Price immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event."

          SECTION 2. EFFECT OF AMENDMENT. Except as modified by this Amendment No. 1, the Amended and Restated Rights Agreement shall remain in full force and effect.

          SECTION 3. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          SECTION 4. GOVERNING LAW. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Iowa and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          SECTION 5. COUNTERPARTS. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                              PIONEER HI-BRED INTERNATIONAL, INC.

                              By:
                                 Name:  Charles S. Johnson
                                 Title:  President and CEO

                              By:
                                 Name:  Jerry Chicoine
                                 Title: Vice President and Chief
                                      Financial Officer

                              BANK BOSTON N.A.
                              the Rights Agent

                              By:
                                 Name:  Kathryn Anderson
                                 Title:  Administrative Manager